TECHNE CORPORATION RELEASES UNAUDITED FIRST QUARTER
                       RESULTS FOR FISCAL YEAR 2009

Minneapolis/October 22, 2008/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended September 30, 2008 increased 23.9% to $28.6 million or $.74 per diluted share compared with $23.1 million or $.58 per diluted share for the quarter ended September 30, 2007. Net earnings as a percentage of net sales improved from 39.8% in the first quarter of last year to 41.2% for the quarter ended September 30, 2008. The improvement in net earnings was mainly due to increased consolidated net sales. The unfavorable impact on consolidated net earnings of the change in exchange rates used to convert foreign currencies (primarily British pound sterling and Euros) to U.S. dollars was $310,000 ($.01 per diluted share) for the quarter ended September 30, 2008.

Consolidated net sales for the quarter ended September 30, 2008 were $69.3 million, an increase of 19.6% from the same prior-year quarter. Consolidated net sales were favorably affected by the strength of foreign currencies as compared to the U.S. dollar. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 18.4% for the quarter ended September 30, 2008 from the quarter ended September 30, 2007. The quarter ended September 30, 2008 included one more selling day than the comparable prior-year quarter.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, for the quarter ended September 30, 2008, were $46.1 million, an increase of 18.7% from the same prior-year quarter. R&D Europe's net sales for the quarter were $18.9 million, an increase of 22.6% from the same prior-year quarter. R&D Europe's net sales increased 18.4% for the quarter when measured at currency rates in effect in the comparable prior periods. Hematology net sales for the quarter were $4.2 million, an increase of 16.1%. The timing of shipments to OEM customers positively impacted Hematology sales results during the quarter ended September 30, 2008 and will likely reduce the Hematology sales growth rate in the quarter ending December 31, 2008 as compared to the comparable prior-year quarter.

Consolidated gross margins were 81.1% and 79.1% in the first quarters of fiscal 2009 and 2008, respectively. The increase in gross margins was due to higher sales volume on relatively fixed costs and higher margins in Europe due to favorable exchange rates.

Selling, general and administrative expenses decreased to 12.8% of consolidated net sales for the quarter ended September 30, 2008 from 14.0% for the quarter ended September 30, 2007. Selling, general and administrative expenses for the quarter ended September 30, 2008 increased $750,000 (9.3%) from the same prior-year period due mainly to annual wage and salary increases and increased legal costs of $276,000. Research and development expenses increased $729,000 (14.1%) for the quarter ended September 30, 2008 mainly as a result of increased personnel costs.

The consolidated effective tax rate was 33.4% and 33.6% for the quarters ended September 30, 2008 and 2007, respectively. As a result of the recent renewal of the U.S. research and development credit, income tax expense in the second quarter of fiscal 2008 will include a credit for the January to June 2008 period in addition to a credit for the current-year six month period. Including the increased research and development credit and without other significant business developments, the Company expects its fiscal 2009 effective income tax rate to range from approximately 32.5% to 33.5%.

In November 2007, the Company's Board of Directors authorized the repurchase and retirement of up to $150 million of the Company' common stock. The Company repurchased approximately 214,000 shares of its common stock during the first quarter of fiscal 2009 for approximately $15.6 million. Subsequent to September 30, 2008, the Company has repurchased an additional 335,000 shares for approximately $22.7 million. In total, the Company has repurchased approximately 1.3 million shares of its common stock for approximately $90.8 million under this authorization.

Forward Looking Statements:

This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including the Company's expectations as to Hematology sales and consolidated income tax rates, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                     *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854



                             TECHNE CORPORATION
                 CONSOLIDATED STATEMENTS OF EARNINGS
                (In thousands, except per share data)
                                (Unaudited)
                                                QUARTER ENDED
                                              -----------------
                                               9/30/08  9/30/07
                                              -------- --------
Net sales                                     $ 69,324 $ 57,987
Cost of sales                                   13,086   12,104
                                              -------- --------
Gross margin                                    56,238   45,883
                                              -------- --------
Operating expenses:
   Selling, general and administrative           8,840    8,090
   Research and development                      5,910    5,181
   Amortization of intangible assets               240      288
                                              -------- --------
      Total operating expenses                  14,990   13,559
                                              -------- --------
Operating income                                41,248   32,324

Other income (expense):
   Interest income                               2,887    2,998
   Other non-operating expense, net             (1,187)    (569)
                                              -------- --------
       Total other income                        1,700    2,429
                                              -------- --------
Earnings before income taxes                    42,948   34,753
Income taxes                                    14,355   11,681
                                              -------- --------
Net earnings                                  $ 28,593 $ 23,072
                                              ======== ========
Earnings per share:
   Basic                                      $   0.74 $   0.58
   Diluted                                    $   0.74 $   0.58

Weighted average common shares outstanding:
   Basic                                        38,624   39,489
   Diluted                                      38,747   39,587


                        TECHNE CORPORATION
                 CONSOLIDATED BALANCE SHEETS
                        (In thousands)
                          (Unaudited)
                                               9/30/08  6/30/08
                                              -------- --------
ASSETS
Cash and equivalents                          $162,071 $166,992
Short-term available-for-sale investments       34,108   39,353
Trade accounts receivable                       32,296   31,747
Other receivables                                1,672    1,585
Inventory                                        9,699    9,515
Other current assets                             9,542    9,241
                                              -------- --------
  Current assets                               249,388  258,433
                                              -------- --------

Available-for-sale investments                 101,270   87,384
Property and equipment, net                    100,100  101,722
Goodwill and intangible assets, net             28,792   29,032
Other non-current assets                        28,118   30,798
                                              -------- --------
  Total assets                                $507,668 $507,369
                                              ======== ========
LIABILITIES
Current liabilities                           $ 19,258 $ 20,239
Stockholders' equity                           488,410  487,130
                                              -------- --------
  Total liabilities and equity                $507,668 $507,369
                                              ======== ========